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                                                                    Exhibit 5.1


                   [Letterhead of Richards, Layton & Finger]


                                        October 15, 1997


Carey Diversified LLC
50 Rockefeller Plaza
New York, NY 10020

                Re: Carey Diversified LLC

Ladies and Gentlemen:

        We have acted as special Delaware counsel for Carey Diversified LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

        For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

        (a) The Certificate of Formation of the Company, dated October 14, 1996 (the "Original Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on October 15, 1996;

        (b) The Limited Liability Company Agreement of the Company, dated as of October 15, 1996;


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Carey Diversified LLC
October 15, 1997
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        (c) The Certificate of Amendment to Certificate of Formation of the
Company, dated July 15, 1997 (the "Amendment"), as filed in the office of the Secretary of State on July 15, 1997 (the Original Certificate as amended by the Amendment is hereinafter referred to as the "Certificate");

        (d) The First Amendment to the Limited Liability Company Agreement of the Company, dated as of July 15, 1997;

        (e) The Registration Statement (the "Registration Statement") on Form S-4, including a consent solicitation statement/prospectus (the "Prospectus"), relating to up to 23,654,898 Limited Liability Company Listed Shares, each representing limited liability company interests in the Company (each, a "Share" and collectively, the "Shares"), as proposed to be filed by the Company and others as set forth therein with the Securities and Exchange Commission on October 15, 1997;

        (f) The Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 15, 1997 (the "Agreement");

        (g) The Bylaws of the Company, (the "Bylaws") (the Agreement, as amended and supplemented by the Bylaws is hereinafter referred to as the "LLC Agreement");

        (h) A certificate of Carey Management LLC, a Delaware limited liability company (the "Managing Member"), dated the date hereof, as to certain matters; and

        (i) A Certificate of Good Standing for the Company, dated October 14, 1997, obtained from the Secretary of State.

        Initially capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (i) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (i) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have


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Carey Diversified LLC
October 15, 1997
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conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

        For purposes of this opinion, we have assumed (i) that the LLC
Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the Company, and that the LLC Agreement has not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the Company and its officers and directors) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto (other than the Company and its officers and directors) of all documents examined by us, including the LLC Agreement by the Managing Member and Carey Property Advisors LP, a Delaware limited partnership, (vi) the acceptance by each Person who acquires Shares in connection with the Consolidation (collectively, the "Shareholders") of a certificate evidencing the Shares acquired, in accordance with the LLC Agreement and the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the LLC Agreement and the Registration Statement, and (viii) that the Shareholders will not engage in tortious or wrongful conduct and will fulfill all of their obligations as set forth in the LLC Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

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Carey Diversified LLC
October 15, 1997
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     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Act.

     2. the Shares to be issued to the Shareholders will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the Company.

     3. The Shareholders shall not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company, except as a Shareholder may be obligated to repay any funds wrongfully distributed to it.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,
                                           /s/ Richards, Layton & Finger

PMA/GWL/jj